Exhibit 5.2

DERRICK & BRIGGS, LLP

A PROFESSIONAL PARTNERSHIP

ATTORNEYS AND COUNSELORS AT LAW

BANCFIRST TOWER, SUITE 2700
100 NORTH BROADWAY AVENUE
OKLAHOMA CITY, OKLAHOMA 73102

December 2, 2024

Expand Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma 73118

Re:	Expand Energy Corporation - Registration Statement No. 333-283348

Ladies and Gentlemen:

We serve as Oklahoma counsel to Expand Energy Corporation, an Oklahoma corporation (the “Company”), in connection with the issuance by the Company of $750,000,000 aggregate principal amount of the Company’s 5.700% Senior Notes due 2035 (the “Notes”) under (a) the Registration Statement No. 333-283348 on Form S-3 (the “Initial Registration Statement”) filed on November 20, 2024, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and (b) the related prospectus of the Company dated November 20, 2024, as supplemented by the prospectus supplement relating to the sale of the Notes dated December 2, 2024 (as so supplemented, the “Prospectus”). Capitalized terms not otherwise defined in this Opinion Letter have the meanings ascribed in the Registration Statement. At your request, this Opinion Letter is being furnished to you for filing as Exhibit 5.2 to the Current Report of the Company on Form 8-K to be filed with the Commission on or about this date (the “Form 8-K”).

The Company is selling the Notes under the terms of an Underwriting Agreement dated as of November 21, 2024 (the “Underwriting Agreement”), between the Company and the several underwriters named in the Underwriting Agreement (the “Underwriters”), and J.P. Morgan Securities LLC, TD Securities (USA) LLC and BofA Securities, Inc., as Representatives of the Underwriters (the “Representatives”).

The Notes are to be issued under an Indenture, dated as of December 2, 2024 (the “Base Indenture”) between the Company, and Regions Bank, as trustee (the “Trustee”), as amended by a Supplemental Indenture to be dated as of December 2, 2024 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”).

We are providing this Opinion Letter to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In preparing this Opinion Letter, we have examined (i) the certificate of incorporation, (the “Organizational Documents”) of the Company, (ii) the Registration Statement and its exhibits, (iii) the Indenture and (iv) originals or copies certified or otherwise identified to our satisfaction of such other instruments and other certificates of public officials and of officers and representatives of the Company as we have deemed appropriate as a basis for our opinions.

We have assumed: (i) the genuineness of any signatures on all documents we have reviewed; (ii) the legal capacity of natural persons who have executed all documents we have reviewed; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to originals of all documents submitted as copies and the authenticity of the originals of such copies; (v) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed and relied upon; (vi) the accuracy, completeness and authenticity of certificates of public officials; (vii) that the Registration Statement and the Organizational Documents of the Company, as amended to this date, will not have been amended after this date in a manner that would affect the validity of our opinions; and (viii) that the Underwriting Agreement will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms. We have relied upon a certificate and other assurances of officers of the Company as to factual matters without having independently verified such factual matters.

We have further assumed that:

(i)            The Registration Statement, and any amendments (including post-effective amendments), has become effective and complies with applicable law;

(ii)           The Prospectus (as supplemented) complies with applicable law and has been prepared and filed with the Commission describing the Notes offered at such time; and

(iii)          The Notes will be issued and sold in compliance with Federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus.

Our opinions are limited to matters governed by the laws of the State of Oklahoma, and we express no opinion as to the laws of any other jurisdiction or as to the effect of or compliance with any state securities or blue sky laws.

Based upon the foregoing and on such legal considerations as we deem relevant, and subject to the assumptions, limitations and qualifications set forth in this Opinion Letter and in reliance on the statements of fact contained in the documents we have examined, we are of the opinion that:

1.            The Company (a) is validly existing as a corporation under the laws of the State of Oklahoma, (b) is in good standing under such laws, and (c) has the corporate power and authority under such laws and has taken all necessary corporate action under such laws to issue the Notes and to execute and deliver, and incur and perform all of its obligations under, the Notes and the Indenture.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this Opinion Letter as an exhibit to the Form 8-K. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the applicable rules and regulations of the Commission.

Very truly yours,

/s/ Derrick & Briggs, LLP

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